Exhibit 5.1
26 June, 2008

Qiao Xing Mobile Communication Co., Ltd. 10th Floor, CEC Building 6 Zhongguancun South Street Beijing 100086 People’s Republic of China	DIRECT LINE: E-MAIL: OUR REF: YOUR REF:	2842 9500 vivien.fung@conyersdillandpearman.com VF/iy/892261/272466
Dear Sirs,
Qiao Xing Mobile Communication Co., Ltd. (the “Company”)
We have acted as special legal counsel in the British Virgin Islands to the Company in connection with the Company’s registration statement on form F-3 (the “Registration Statement”) filed with the United States Securities and Exchange Commission (the “Commission”) for the registration by the Company of 15,615,747 shares (the “Securities”) of no par value issuable upon conversion of (i) US$70,000,000 principal amount of 4.0% Convertible Notes (the “Notes”) issued by the Company to DKR Soundshore Oasis Holding Fund Ltd. (“DKR”) and CEDAR DKR Holding Fund Ltd. (“CEDAR”) on 15 May, 2008, (ii) warrants (“DKR/CEDAR Warrants”) issued by the Company to DKR and CEDAR on 15 May, 2008, and (iii) warrants (“Worldwide Warrants”) issued by the Company to Worldwide Gateway Co., Ltd. on 15 May, 2008.
For the purposes of giving this opinion, we have examined copies of the following documents:
(a)	the Registration Statement to be filed by the Company under the United States Securities Act of 1933 (the “Securities Act”) with the Commission on 27 June, 2008, as amended;

(b)	the prospectus (the “Prospectus”) contained in the Registration Statement;

(c)	the executed Notes;

(d)	the executed DKR/CEDAR Warrants; and

(e)	the executed Worldwide Warrants.

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The documents listed in items (a) through (e) above are herein sometimes collectively referred to as the “Documents” (which term does not include any other instrument or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto).
We have also reviewed the memorandum of association and the articles of association of the Company, as obtained from the Registrar of Corporate Affairs on 25 June, 2008, written resolutions of all the directors of the Company dated 31 March, 2008 (the “Resolutions”), copies of two certificates issued by a director of the Company on 23 June, 2008 and 24 June, 2008 respectively, a Certificate of Good Standing issued by the Registrar of Corporate Affairs in relation to the Company on 25 June, 2008, and such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.
We have assumed (a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken; (b) that where a document has been examined by us in draft form, it will be or has been executed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention; (c) the capacity, power and authority of each of the parties to the Notes, DKR/CEDAR Warrants and Worldwide Warrants, other than the Company, to enter into and perform its respective obligations under the Notes, DKR/CEDAR Warrants and Worldwide Warrants; (d) the due execution and delivery of the Notes, DKR/CEDAR Warrants and Worldwide Warrants by each of the parties thereto, other than the Company, and the physical delivery thereof by the Company with an intention to be bound thereby; (e) the accuracy and completeness of all factual representations made in the Documents and other documents reviewed by us; (f) that the Resolutions were passed at one or more duly convened, constituted and quorate meetings or by unanimous written resolution, remain in full force and effect and have not been rescinded or amended; (g) that there is no provision of the law of any jurisdiction, other than the British Virgin Islands, which would have any implication in relation to the opinions expressed herein; (h) the validity and binding effect under the laws of the State of New York (the “Foreign Laws”) of the Notes, DKR/CEDAR Warrants and Worldwide Warrants which are expressed to be governed by such Foreign Laws in accordance with their respective terms (i) that on the date of entering into the Notes, DKR/CEDAR Warrants and Worldwide Warrants the Company is, and after entering into the Notes, DKR/CEDAR Warrants and Worldwide Warrants will be, able to pay its liabilities as they become due; (j) that on the date of entering into the Notes, DKR/CEDAR Warrants and Worldwide Warrants the Company is and after entering into the Notes, DKR/CEDAR Warrants and Worldwide Warrants will be able to pay its liabilities as they become due; and (k) that the Company will maintain a sufficient number of authorised but unissued shares to enable the Company to satisfy

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its obligations to issue the Securities upon a conversion of the Notes, DKR/CEDAR Warrants and Worldwide Warrants.
We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than the British Virgin Islands. This opinion is to be governed by and construed in accordance with the laws of the British Virgin Islands and is limited to and is given on the basis of the current law and practice in the British Virgin Islands. This opinion is issued solely for the purposes of the filing of the Registration Statement, and is not to be relied upon in respect of any other matter.
On the basis of and subject to the foregoing, we are of the opinion that:
1.	The Company is duly incorporated and existing under the laws of the British Virgin Islands in good standing (meaning solely that it has not failed to make any filing with any British Virgin Islands governmental authority or to pay any British Virgin Islands government fee or tax which would make it liable to be struck off the Register of Companies and thereby cease to exist under the laws of the British Virgin Islands).

2.	The allotment and the issue of the Securities upon a conversion of the Notes, DKR/CEDAR Warrants and Worldwide Warrants in accordance with the terms thereof have been duly authorised, and when allotted and issued by the Company upon conversion of the Notes, DKR/CEDAR Warrants and Worldwide Warrants in accordance with the provisions thereof, will have been validly issued, fully paid and non-assessable (meaning that no further sums are payable to the Company on such Securities).
We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.
Yours faithfully,
/s/ Conyers Dill & Pearman

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